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                                                              Exhibit 99.Codeeth
EXHIBIT 11(a)(1)


                          MARTIN CURRIE BUSINESS TRUST
                                   APRIL, 2004

                     CODE OF ETHICS PURSUANT TO SECTION 406
                        OF THE SARBANES-OXLEY ACT OF 2002
              FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.     COVERED OFFICERS/PURPOSE OF THE CODE

       This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by Martin Currie Business Trust (the "Trust") and applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," as set forth in EXHIBIT A) for the purpose of promoting:

       - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       - full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Trust;

       - compliance with applicable laws and governmental rules and regulations;

       - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

       -    accountability for adherence to the Code.

       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

       OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

       Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 Act") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "Investment Advisers Act"). For example, Covered Officers may not engage in certain

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transactions (such as the purchase or sale of portfolio securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The compliance programs and procedures of the Trust and its investment adviser, Martin Currie, Inc. ("MCI"), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

       Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and MCI of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Trust or for MCI, or for both) be involved in establishing policies and implementing decisions that will have different effects on MCI and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and MCI and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, other applicable laws and the Trust's organizational documents, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Board of Trustees (the "Board") that the Covered Officers may also be directors, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

       Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

       Each Covered Officer must not:

       - use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

       - cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; or

       - retaliate against any other Covered Officer or any employee of the Trust, MCI or its affiliates for reports of potential violations that are made in good faith.

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       There are some conflict of interest situations that should always be approved by the Clerk of the Trust (the "Code Officer"). These conflict of interest situations are listed below:

       - service on the board of directors or governing board of a publicly traded entity;

       - the receipt of non-nominal gifts valued in excess of L100 from persons or entities who have or are seeking business relationships with the Trust unless such gifts have been dealt with in accordance with the gifts policy of MCI. The receipt of gifts in the form of money or securities is prohibited;

       - the receipt of any hospitality or entertainment valued in excess of L100 from any company with which the Trust has current or prospective business dealings;

       - any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than MCI or its affiliates. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class; and

       - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with MCI or its affiliates. This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the particular class of security outstanding or (ii) the receipt by MCI or an affiliate of research or other benefits in exchange for "soft dollars."

III.   DISCLOSURE AND COMPLIANCE

       - Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

       - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

       - each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust or MCI or with counsel to the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and

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            documents the Trust files with, or submits to, the SEC (which for the sake of clarity, does not include any sales literature, omitting prospectuses or "tombstone" advertising prepared by the Trust's principal underwriter) and in other public communications made by the Trust; and

       - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.    REPORTING AND ACCOUNTABILITY

       Each Covered Officer must:

       - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that he or she has received, read, and understands the Code;

       - annually thereafter affirm to the Trust that he or she has complied with the requirements of the Code;

       - provide full and fair responses to all questions asked in any periodic Director and/or Officer Questionnaire as well as with respect to any supplemental request for information; and

       - notify the Code Officer promptly if he or she knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

       The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Requests for waivers from the Code shall be submitted in writing to the Code Officer.

       The President of the Trust shall be authorized to grant waivers, as he or she deems appropriate; in the case of requests by the President, the Independent Trustees of the Trust shall be so authorized. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

       The Trust will follow these procedures in investigating and enforcing this Code.

       - the Code Officer will take all appropriate action to investigate any potential material violations reported to him or her, which may include the use of internal or external counsel, accountants or other personnel;

       - if, after such investigation, the Code Officer believes that no material violation has occurred, the Code Officer is not required to take any further action;

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       -    any matter that the Code Officer believes is a material violation will be reported to the Independent Trustees;

       - if the Independent Trustees concur that a material violation has occurred, they will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of MCI or its board; or a recommendation to dismiss the Covered Officer.

V.     OTHER POLICIES AND PROCEDURES

       This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust or MCI govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Trust and MCI and MCI's more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.    AMENDMENTS

       Any amendments to this Code, other than amendments to EXHIBIT A, must be approved or ratified by a majority vote of the Board.

VII.   CONFIDENTIALITY

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as authorized by the Board.

VIII.  INTERNAL USE

       The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

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                                                                       EXHIBIT A

PERSONS COVERED BY THIS CODE OF ETHICS

                      PRINCIPAL EXECUTIVE               PRINCIPAL FINANCIAL
        FUND                OFFICER                           OFFICER
----------------------------------------------------------------------------
Martin Currie         Timothy J.D. Hall                  Colin Winchester
Business Trust

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